SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by registrant  (X)

Filed by a party other than registrant  ( )

Check appropriate box:

( )  Preliminary proxy statement

(X)  Definitive proxy statement

( )  Definitive additional materials

( )  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          Anthracite Capital, Inc.
              ------------------------------------------------
              (Name of registrant as specified in its charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

(X)   No filing fee required

( )*  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1)
      or 14a-6(i)(2)

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3)

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)    Proposed maximum aggregate value of transaction:

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)    Amount previously paid:

         (2)    Form, schedule or registration statement no.:

         (3)    Filing party:

         (4)    Date files:

* Previously paid





ANTHRACITE CAPITAL, INC.
40 EAST 52ND STREET, NEW YORK, NY 10022

                                                             April 17, 2002




Dear Fellow Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Anthracite Capital, Inc. to be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, New York, on Monday, May 20, 2002, at 10 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

      IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

      Your continued support of and interest in Anthracite Capital, Inc. are sincerely appreciated.


                                                  Sincerely,


                                                  /s/ Laurence D. Fink
                                                  Laurence D. Fink
                                                  Chairman














ANTHRACITE CAPITAL, INC.
40 EAST 52ND STREET, NEW YORK, NY  10022




                          ANTHRACITE CAPITAL, INC.
                              ----------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
------------------------------------------------------------------------------
                         TO BE HELD ON MAY 20, 2002

To the Stockholders of Anthracite Capital, Inc.:

      NOTICE IS HEREBY GIVEN, that the 2002 annual meeting of stockholders (the "Annual Meeting") of Anthracite Capital, Inc. (the "Company") will be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, New York, on Monday, May 20, 2002, at 10 a.m., Eastern Time, for the following purposes:

      1. To elect three Directors to serve on the Board of Directors for a three-year term and until their successors have been duly elected and qualified;

      2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002; and

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only stockholders of the Company of record as of the close of business on March 29, 2002 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

      Further information regarding the Annual Meeting, nominees for election as Directors, independent auditors and other matters is contained in the enclosed Proxy Statement.

                                         By order of the Board of Directors


                                         /s/ Robert L. Friedberg
                                         Robert L. Friedberg
                                         Secretary

New York, New York
April 17, 2002

-------------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR
BY PROXY; PLEASE MARK, DATE, SIGN AND RETURN THE APPROPRIATE ENCLOSED PROXY
OR PROXIES IN THE ACCOMPANYING ENVELOPE PROVIDED FOR YOUR CONVENIENCE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------













                          ANTHRACITE CAPITAL, INC.
                            40 EAST 52ND STREET
                          NEW YORK, NEW YORK 10022
                              ----------------
                              PROXY STATEMENT
                              ----------------
                       ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement and the accompanying proxy and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Directors of Anthracite Capital, Inc., a Maryland corporation (the "Company"), for use at the annual meeting of stockholders to be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, New York, on Monday, May 20, 2002, at 10 a.m., Eastern Time and any adjournments or postponements thereof (the "Annual Meeting"). The mailing address of the Company is 40 East 52nd Street, New York, New York 10022. This Proxy Statement, the accompanying Proxy Card and the Notice of Annual Meeting are first being mailed to holders of the Company's common stock on or about April 17, 2002.

Matters to be Considered at the Meeting

     At the Annual Meeting, holders of the Company's common stock, par value $0.001 per share (the "Common Stock"), will vote upon (i) the election of three Directors to serve on the Board of Directors; (ii) the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002; and (iii) such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date

     The Board of Directors has fixed the close of business on March 29, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on March 29, 2002, the Company had outstanding 45,967,682 shares of common stock. Each share of common stock entitles its holder to one vote.

Voting at the Meeting

     If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares represented by the proxy will be voted as follows:

     FOR the election of each of the Director nominees; and

     FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

     A majority of the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitutes a quorum for purposes of transacting business at the Annual Meeting. Election of each nominee for Director will require the affirmative vote of the holders of a plurality of the votes cast for such nominee. The ratification of the independent auditors and any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast at the Annual Meeting.

     Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Directors and the ratification of the independent auditors. In determining whether the proposal to ratify the appointment of the independent auditors has received the requisite vote, abstentions will be disregarded and will have no effect on the outcome of the vote. A vote "withheld" from a Director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the Annual Meeting is required for the election of each Director and the three nominees who receive the most votes cast at the Annual meeting will be elected.

Proxies

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of common stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or other means deemed appropriate by the Board of Directors.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date prior to the Annual Meeting, or (iii) sending written notice of revocation to the Company's Secretary prior to the Annual Meeting at 40 East 52nd Street, New York, New York 10022.

Recommendations for the Board of Directors

     The Board of Directors recommends a vote FOR each of the nominees for Director, and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.


                                 PROPOSAL 1
                           ELECTION OF DIRECTORS

     The Company's Board of Directors is comprised of eight members classified in three groups. Members of each group serve a three-year term. At the Annual Meeting, three Directors will be elected for a three-year term and until their successors are duly elected and qualified. The shares represented by the enclosed proxy will be voted for the election as Directors of the three nominees named below, unless a vote is withheld from any of the three individual nominees. If any nominee becomes unavailable or unwilling to serve the Company as a Director for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate. The Board of Directors has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a Director of the Company if elected by the stockholders at the Annual Meeting.

Information Concerning the Director Nominees

     The Board of Directors has unanimously proposed David M. Applegate, Hugh R. Frater and Jeffrey C. Keil as nominees for election as Directors of the Company.

     The Board of Directors recommends a vote FOR each of the nominees for Director.

Information Concerning the Incumbent Directors and Director Nominees

     Information concerning the names, ages, terms, and positions with the Company and business experience of the members of the Board of Directors is set forth below. Mr. Frater and Mr. Keil were elected to the Board of Directors in March, 1998, and have served continuously with the Company. Mr. Applegate was elected to the Board of Directors in May 2000. Mr. Andrew
P. Rifkin was a member of the Board of Directors until his resignation on February 20, 2002.


                                                                                                       Director Term
                   Name                      Age                        Position                        Expires (1)
---------------------------------------------------------------------------------------------------------------------
Inside Directors:
   Laurence D. Fink                           49    Chairman of the Board of Directors                      2003
   Hugh R. Frater                             46    President, Chief Executive Officer and Director         2002

Unaffiliated Directors:
   David M. Applegate                         41    Director                                                2002
   Donald G. Drapkin (3)                      54    Director                                                2004
   Carl F. Geuther (2)                        55    Director                                                2004
   Jeffrey C. Keil (2) (3)                    58    Director                                                2002
   Leon T. Kendall                            73    Director                                                2004
   Kendrick R. Wilson, III (2) (3)            55    Director                                                2003

(1) The Company's Board of Directors is classified into three groups and each group is elected on a staggered basis for three-year terms.

(2)  Member of Audit Committee.

(3)  Member of Compensation Committee.

Laurence D. Fink, Chairman, is also chairman and chief executive officer of BlackRock Financial Management Inc. (the "Manager") since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Fink is also the chairman of the BlackRock management committee and a member of the investment strategy group. He is also chairman of the boards of BlackRock's closed-end mutual funds, president, treasurer and a trustee of the BlackRock Funds, a director of BlackRock's offshore funds and alternative investment vehicles, and chairman of the board of Nomura BlackRock Asset Management Co., Ltd.

Hugh R. Frater, President and Chief Executive Officer, is a Managing Director and a member of the Management Committee of the Manager, where he is head of the BlackRock Real Estate Division. The Real Estate Division is responsible for the development of all BlackRock commercial real estate products including commercial mortgage backed securities and whole loan products. Prior to heading the Real Estate Division, Mr. Frater co-headed the BlackRock Account Management Group. Before joining BlackRock in 1988, Mr. Frater was a Vice President in Investment Banking at Lehman Brothers in the financial institutions department.

David M. Applegate is President and Chief Executive Officer of GMAC Residential and is a member of the GMAC Mortgage Group Board of Directors. Mr. Applegate also serves as Chairman for GMAC Home Services, Chairman of GMAC Bank and Chairman, President and Chief Executive Officer of GMAC Mortgage Corporation. From 1999 to January 2001, Mr. Applegate was Chief Operating Officer of GMAC Mortgage responsible for all aspects of mortgage operations including lending, servicing and capital markets. From 1996 to 1999, Mr. Applegate was Chief Financial Officer of GMAC Mortgage Corporation responsible for, legal, accounting, tax, finance, treasury, strategic planning and mergers and acquisitions. Prior to 1996, Mr. Applegate was Senior Vice President of Capital Markets at GMAC Mortgage.

Donald G. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. Mr. Drapkin is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: BlackRock Asset Investors, The Molson Companies Limited, Panavision, Inc., Playboy.com, Inc., Playboy Enterprises, Inc., Revlon Consumer Products Corporation, Revlon, Inc., SIGA Technologies, and The Warnaco Group, Inc.

Carl F. Geuther is a former Executive Vice President and Chief Financial Officer of WMC Mortgage Corp., a mortgage banking company. Mr. Geuther had been Vice Chairman and Chief Financial Officer, and previously Executive Vice President, of Great Western Financial Corporation and Great Western Bank since 1987. Mr. Geuther had joined Great Western following its acquisition of Aristar, Inc., a consumer finance and insurance company, in 1983, where he served as Executive Vice President and Chief Financial Officer and previous financial management positions since 1974.

Jeffrey C. Keil has been President of Ellesse, LLC, a company providing advice to Lily Safra, since July 2001. From January 1998 to June 2001, Mr. Keil was Chairman of the Executive Committee of International Real Returns, LLC, investment advisor to an investment company organized by Lazard Freres & Co. From 1996 to January 1998, Mr. Keil was a General Partner of Keil Investment Partners, a private fund that invested in the financial sector in Israel. From 1984 to 1996, Mr. Keil was President, Director and Chairman of the Finance Committee of Republic New York Corporation and Vice Chairman and a Member of the Executive Committee of Republic National Bank of New York.

Leon T. Kendall is a former Chairman of the Board of Mortgage Guaranty Insurance Corporation, Vice-Chairman of the parent company, MGIC Investment Corporation, and a member of the Board of Directors of both firms. Prior to joining MGIC in 1974, he served as President of the Securities Industry Association and its predecessor, the Association of Stock Exchange Firms. He has also served as Vice President and economist for the New York Stock Exchange, and as economist for the U.S. League of Savings Institutions and the Federal Reserve Bank of Atlanta. Mr. Kendall joined the Kellogg School of Management faculty in 1988. His teaching responsibilities include the management of financial institutions, securitization, urban development, and real estate market analysis. In June 1999, he became the second Norman Strunk Chair Professor of Financial Institutions.

Kendrick R. Wilson, III has been a Managing Director of Goldman Sachs & Co. in the Financial Institutions Group since 1998. From 1989 to 1998, Mr. Wilson was Vice Chairman and member of the Management Committee of Lazard Freres & Co. Mr. Wilson is a director of Celanese AG and American Marine Holdings Corp. Mr. Wilson is also a Director of the following corporations, which file reports pursuant to the Exchange Act: BlackRock Asset Investors, and BlackRock Fund Investors I, II, and III. He is a Trustee of the Montana Land Reliance, Middlebury College and the Hospital for Special Surgery.

Unaffiliated Directors

     The Articles of Incorporation of the Company require that a majority of the Company's Directors be "Unaffiliated Directors." "Unaffiliated Director" means any Director who (a) does not own greater than a de minimis interest in the Manager or any of its affiliates, other than the Company and any person controlled by the Company, (b) within the last two years has not directly or indirectly (i) been an officer of or employed by the Company or the Manager or any of their respective affiliates, (ii) been a Director of the Manager or any of its affiliates, other than the Company and any person controlled by the Company, (iii) performed more than a de minimis amount of services for the Manager or any of its affiliates or (iv) had any material business or professional relationship with the Manager or any of its affiliates other than as a Director of the Company or any person controlled by the Company. There are presently six Unaffiliated Directors:
Messrs. Applegate, Drapkin, Geuther, Keil, Kendall and Wilson.

Compensation of Directors

     Directors are elected for a term of three years, and hold office until their successors are elected and qualified. The Company pays an annual director's fee to each Unaffiliated Director of $20,000 and a fee of $1,000 for each meeting of the Board of Directors attended by the Unaffiliated Director, and the Company reimburses the costs and expenses of all Directors for attending such meetings. Affiliated Directors will not be and have not been separately compensated by the Company other than through the Company's stock option plan.

Board and Committee Meetings

     The Audit Committee, composed of Messrs. Geuther, Keil and Wilson, makes recommendations to the Board of Directors concerning the selection of independent auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate to facilitate accurate and timely financial reporting. The Audit Committee met four times during the fiscal year ended December 31, 2001.

     The Compensation Committee of the Board of Directors, composed of Messrs. Wilson, Drapkin and Keil, administers the Company's 1998 Stock Option Plan, reviews all aspects of compensation of the Company's officers and makes recommendations on such matters to the full Board of Directors. At present, officers are not compensated by the Company. Instead, the officers are separately compensated by the Manager. The Compensation Committee did not meet during the fiscal year ended December 31, 2001 and, accordingly, no Compensation Committee report is included in this Proxy Statement.

     During the fiscal year ended December 31, 2001, the Board of Directors of the Company met on four occasions. Seven of the nine Directors attended 75% or more of the meetings of the Board and of the Board committees on which they served. Messrs. Wilson and Keil each attended 50% of such meetings.

     The Company currently has no Nominating Committee.


Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the Securities and Exchange Commission, the information contained in the following Report of the Audit Committee and the charter of the Audit Committee shall not be incorporated by reference into any of the Company's future filings made under the Securities Exchange Act 1934, as amended, or under the Securities Act of 1933, as amended, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are "independent" as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is included as Exhibit A to the Company's proxy statement filed with the Securities and Exchange Commission and mailed to the Company's stockholders in connection with the 2001 Annual Meeting of Stockholders of the Company.

The Audit Committee's job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company financial statements, to plan or conduct audits, or to determine that the Company financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock Financial Management is the manager of the Company and is responsible for preparing the Company financial statements and for maintaining internal control. The independent auditors are responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with the generally accepted accounting principles.

The Audit Committee has:

o Reviewed and discussed with Company management the Company's fiscal 2001 audited financial statements;

o discussed with Deloitte & Touche LLP (the Company's independent auditors) the matters required to be discussed by Statement on Auditing Standards No. 61 as amended by SAS No. 90; and

o received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which related to the auditors' independence from the Company and its related entities) and has discussed with the auditors their independence with respect to the Company.

         Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

Members of the Audit Committee

Carl F. Geuther
Jeffrey C. Keil
Kendrick R. Wilson, III





                             EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of the Company who are not also Directors. For information concerning Hugh R. Frater, see "Information Concerning the Incumbent Directors and Director Nominees."


                Name                     Age                    Position
-------------------------------------------------------------------------------------------------------
Richard M. Shea                           42     Chief Operating Officer and Chief Financial Officer
Chris A. Milner                           35     Chief Investment Officer and Vice President
Dan Sefcik                                37     Chief Credit Officer and Vice President
Robert L. Friedberg                       41     Vice President and Secretary
Mark S. Warner                            40     Vice President
Alex Zabik                                43     Vice President


     Because the Manager maintains principal responsibility for managing the affairs of the Company, the Company does not employ full-time personnel and the officers listed above perform only ministerial functions as officers of the Company, such as executing contracts and filing reports with regulatory agencies. In the future, the Company may have salaried employees. All officers serve at the discretion of the Company's Board of Directors. The persons listed above, who are officers of the Manager and will be compensated by the Manager, are expected in their capacities as officers of the Manager, when fulfilling duties of the Manager under the Management Agreement, to devote a substantial amount of their time to the affairs of the Company. As officers of the Manager, such persons will not have fiduciary obligations to the Company and its stockholders in that capacity.

Richard M. Shea, Esq., Chief Operating Officer and Chief Financial Officer, is also a Managing Director of the Manager. Prior to joining the Manager in 1993, Mr. Shea was an Associate Vice President and tax counsel at Prudential Securities, Inc. Mr. Shea joined Prudential in 1988 and was responsible for corporate tax planning, tax-oriented investment strategies and tax issues of CMOs and original issue discount obligations. Mr. Shea earned a B.S. degree in accounting from the State University of New York at Plattsburgh in 1981 and a J.D. degree from New York Law School in 1984.

Robert L. Friedberg, CPA, Vice President and Secretary, is also a Director of the Manager. Prior to joining the Manager in 1999, Mr. Friedberg was Treasurer of Vornado Realty Trust, where he was responsible for corporate and property finance. Mr. Friedberg joined Vornado in 1997. Prior to working at Vornado Realty Trust, Mr. Friedberg was Managing Director at Crown Northcorp, Inc., a rated special servicer of Commercial Mortgage Backed Securities. Mr. Friedberg earned a BBA degree in Accounting at George Washington University in 1982 and received his Certified Public Accountants license in 1994.

Chris A. Milner, Chief Investment Officer and Vice President, is also a Director of the Manager. Mr. Milner is a member of BlackRock's Mortgage Investment Strategy Group and an advisor to PNC's Real Estate Executive Committee, which serves as the management committee for all commercial real estate activities at PNC and Midland Loan Services. Prior to joining the Manager in 1997, Mr. Milner was Vice President & Manager - PNC Real Estate Capital Markets where he was responsible for origination, underwriting and securitization of all commercial mortgage conduit production. Mr. Milner has completed over 275 real estate debt, equity and capital markets transactions with an aggregate value of over $12 billion. Mr. Milner joined PNC in 1990 upon completion of his graduate work (M.B.A. magna cum laude in Finance with a concentration in Real Estate) at Indiana University and a B.A. degree from DePauw University in 1988.

Daniel P. Sefcik, Vice President, is also a Director of the Manager, where his primary responsibility is assessing credit quality and real estate exposure on high yield lending opportunities. Since joining the Manager in early 1998, Mr. Sefcik conducted diligence on over 2000 real estate assets of all types including multi-family, office, hotel, retail, self storage and industrial properties in connection with the acquisition of subordinate CMBS bonds. Prior to joining the Manager, Mr. Sefcik served as a Vice President for Institutional Real Estate for PNC in the New York City office from 1996 to 1998. From 1990 to 1996, Mr. Sefcik worked for PNC and its predecessor, Midlantic Bank. Mr. Sefcik earned his B.A. degree in Economics in 1986 from Colorado State University and a M.A. degree in Economics from Rutgers University in 1997.

Mark S. Warner, CFA, Vice President, is also a Managing Director and portfolio manager of the Manager, where his primary responsibility is managing client portfolios, specializing in the commercial mortgage and non-agency residential mortgage sectors. Prior to joining the Manager in 1993, Mr. Warner was a Director in the Capital Markets Unit of the Prudential Mortgage Capital Company. Mr. Warner joined Prudential in 1987. Mr. Warner earned a B.A. degree in Political Science from Columbia University in 1983 and an M.B.A. degree in Finance and Marketing from Columbia Business School in 1987. Mr. Warner received his Chartered Financial Analyst (CFA) designation in 1993.

Alexander K. Zabik, Vice President, is also a Director of the Manager, where his primary responsibility is originating real estate mezzanine debt and equity transactions. Prior to joining the Manager in 1998, Mr. Zabik was Managing Director at AEC, L.P., a private real estate opportunity fund he founded to focus on smaller, middle-tier commercial and residential properties. From 1994 to 1996, Mr. Zabik was Managing Director and co-head of the Structured Real Estate Finance Group at Blaylock & Partners, L.P., a boutique investment bank. Mr. Zabik earned a B.A. Degree from Boston University in 1980, and an M.B.A. in Finance from Babson College in 1984.



                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT


Stock Beneficially Owned by Principal Stockholders

     The following table sets forth the beneficial ownership of the Company's common stock, as of March 29, 2002, by any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), who is known to the Company to be the beneficial owner of more than five percent of the issued and outstanding shares of common stock as of such date.


                                                                    Number of Shares of
                        Name & Address                                 Common Stock             Percent of Class
---------------------------------------------------------------------------------------------------------------------
James Grosfeld & Nancy Grosfeld, joint tenants (1)                       2,963,522                    6.45%
20500 Civic Center Drive
Suite 3000
Southfield, MI 40876

Capital Group International, Inc. (2)                                    2,734,800                    5.95%
11100 Santa Monica Blvd,
Los Angeles, CA 90025

DLJ Real Estate Capital Partners II, L.P (3)                             4,195,468                    9.13%
277 Park Avenue
New York, NY 10172

1.   Based on information contained in a Schedule 13G filing, dated February
     28, 2002.
2.   Based on information contained in a Schedule 13G filing, dated
     February 11, 2002. According to such Schedule 13G filing, Capital
     Guardian Trust Company is deemed to be the beneficial owner of 2,734,800 shares of Common Stock as a result of its serving as the investment manager of various institutional accounts.
3.   In December 2001 and March 2002, DLJ Real Estate Capital Partners II,
     L.P. converted 1,190,000 and 10,000 of their Series A Preferred shares into 4,096,854 and 34,427 of the Company's Common Shares, respectively. Additionally, DLJ Real Estate Capital Partners II, L.P received 64,187 of the Company's Common Shares for the payment of accrued interest.




Stock Beneficially Owned by Directors, Director Nominees and Officers

     The following table sets forth the beneficial ownership of the Company's common stock, as of March 29, 2002, by (i) each Director and Director nominee of the Company, (ii) each executive officer of the Company, and (iii) all Directors and executive officers as a group. Unless otherwise indicated, such shares of common stock are owned directly and the indicated person has sole voting and investment power.


                                                           Number of Shares
                                                           of Common Stock
                                                             Beneficially
Name                                                           Owned (1)              Percent of Class

Laurence D. Fink                                                  75,842                       *
Hugh R. Frater                                                   376,000                       *
David M. Applegate                                                    64                       *
Donald G. Drapkin                                                 21,156                       *
Carl F. Geuther                                                   21,156                       *
Jeffrey C. Keil                                                   21,156                       *
Leon T. Kendall                                                   52,870                       *
Kendrick R. Wilson, III                                           21,156                       *
Richard M. Shea                                                  235,650                       *
Robert L. Friedberg                                               28,025                       *
Chris A. Milner                                                  188,650                       *
Dan Sefcik                                                        58,024                       *
Mark S. Warner                                                   118,000                       *
Alex Zabik                                                        12,413                       *

All Directors, Director nominees                               1,230,162                      2.6%
and executive officers
as a group (14 persons)


*    Less than 1%.

1. Includes shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 29, 2002. Such shares are held as follows: Mr. Fink (35,842);
     Mr. Frater (300,000); Mr. Drapkin (20,000); Mr. Geuther (20,000); Mr.
     Keil (20,000); Mr. Kendall (30,800); Mr. Wilson (20,000); Mr. Shea
     (230,000); Mr. Friedberg (25,000); Mr. Milner (175,000); Mr. Sefcik
     (55,000); Mr. Warner (115,000); and Mr. Zabik (10,000). Shares
     issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days are treated as outstanding for purposes of computing the percentage of outstanding shares. To the Company's knowledge, all directors and executive officers of the Company have sole voting and investment power with respect to the shares of common stock held by them.

                           EXECUTIVE COMPENSATION

     During 2001, the Company did not pay any cash compensation to its executive officers but may, in the future, pay annual compensation to the Company's executive officers for their services as executive officers. The Company may from time to time, at the discretion of the Compensation Committee of the Board of Directors, grant options to purchase shares of the Company's common stock to the executive officers pursuant to the 1998 Stock Option Plan.

Stock Options and Stock Appreciation Rights

     There was no grant of stock options to the Company's executive officers during the last fiscal year.

Exercise of Options and Stock Appreciation Rights

     The following table sets forth information concerning the exercise of stock options during the last fiscal year by the Company's executive officers and the fiscal year-end value of their unexercised options.


                       Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Values

                                                          Number of Securities Underlying
                            Shares                      Unexercised Options/SARs at FY-End     Value of Unexercised In-the-Money
                          Acquired on       Value                       (#)                      Options/SARS at FY-End (1) ($)
         Name            Exercise (#)    Realized ($)     Exercisable       Unexercisable       Exercisable       Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
Hugh R. Frater                 0              0             225,000             75,000               0                  0
Richard M. Shea                0              0             180,000             50,000             76,500               0
Chris M. Milner                0              0             187,500             37,500            191,250               0
Dan Sefcik                     0              0              72,500              7,500            127,500               0
Robert L. Friedberg            0              0              25,000             25,000             74,250             74,250
Mark S. Warner                 0              0              90,000             25,000             38,250               0
Alex Zabik                     0              0              30,000               0                76,500               0

(1)   The fair market value of a share of common stock on December 31, 2001 was $10.99, which corresponds to its closing price on the New York Stock Exchange on December 31, 2001.

Stock Options

     On March 23, 1998, the Company adopted a stock option plan (the "1998 Stock Option Plan") that provides for the grant of both qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code and non-qualified stock options, stocks appreciation rights and dividend equivalent rights. Stock options may be granted to the Manager, Directors, officers and any key employees of the Company, directors, officers and key employees of the Manager and to any other individual or entity performing services for the Company. The exercise price for any qualified option granted under the 1998 Stock Option Plan may not be less than 100% of the fair market value of the shares of common stock at the time the option is granted. The purpose of the 1998 Stock Option Plan is to provide a means of performance-based compensation to the Manager and Directors, officers and any key employees of the Company and for the Manager in order to attract and retain qualified personnel and to provide an incentive to others whose job performance affects the Company.

     As of December 31, 2001, net of terminated options, the Company granted options to purchase up to 1,766,341 shares of common stock, predominantly to Directors and executive officers of the Company.

     Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1998 Stock Option Plan authorizes the grant of options to purchase up to an aggregate of 2,470,453 shares of the Company's common stock. If an option granted under the 1998 Stock Option Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the 1998 Stock Option Plan. Unless previously terminated by the Board of Directors, the 1998 Stock Option Plan will terminate ten years from its effective date, and no options may be granted under the 1998 Stock Option Plan thereafter.

     The 1998 Stock Option Plan is administered by a committee of the Board of Directors comprised entirely of Unaffiliated Directors, referred to as the Compensation Committee. Options granted under the 1998 Stock Option Plan become exercisable in accordance with the terms of the grant made by the Compensation Committee. The Compensation Committee has discretionary authority to determine at the time an option is granted whether it is intended to be an ISO or a non-qualified option, and when and in what increments shares of common stock covered by the option may be purchased. If stock options are proposed to be granted to the Unaffiliated Directors, then the full Board of Directors must first approve such grants.

     Under current law, ISOs may not be granted to any Director of the Company who is not also a full-time employee or to directors, officers and other employees of entities unrelated to the Company. In addition, no options may be granted under the 1998 Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of common stock of the Company.

     Each option must terminate no more than ten years from the date it is granted. Options may be granted on terms providing that they will be exercisable in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     The exercise price of any option granted under the 1998 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's common stock having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by the Company to the option holder, (iv) by any combination of the foregoing, or (v) by a full recourse promissory note executed by the option holder. The terms of the promissory note may be changed from time to time by the Company's Board of Directors to comply with applicable regulations or other relevant pronouncements of the Internal Revenue Service or the Securities Exchange Commission (the "SEC").

     The Company's Board of Directors may, without affecting any outstanding options, from time to time revise or amend the 1998 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may increase the number of shares of common stock subject to the 1998 Stock Option Plan (with the exception of adjustments resulting from changes in capitalization), change the class of participants eligible to receive options granted under the 1998 Stock Option Plan or modify the period within which or the terms stated in the 1998 Stock Option Plan upon which the options may be exercised without stockholder approval.

                                THE MANAGER

     The Manager is a wholly owned subsidiary of BlackRock, Inc., which is listed for trading on the New York Stock Exchange ("NYSE") under the symbol "BLK". BlackRock, Inc. is 70% owned by PNC Bank, National Association, which is itself a wholly owned subsidiary of PNC Financial Services Group, Inc (NYSE: PNC). Established in 1988, the Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is one of the largest investment management firms in the United States.

                    COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     Under federal securities laws, the Company's Directors and executive officers, and any persons beneficially owning more than ten percent of a registered class of the Company's equity securities, are required to report their ownership of the common stock and any changes in that ownership to the SEC. These persons are also required to furnish the Company with copies of these reports. Specific due dates for these reports have been established by the SEC, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2001 fiscal year.

     To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations from the Company's Directors and executive officers that no other reports were required, the Company believes that all of these filing requirements were satisfied during 2001.

                                 PROPOSAL 2
                    RATIFICATION OF INDEPENDENT AUDITORS

Proposed Independent Auditor

     Deloitte & Touche LLP has served as independent auditors of the Company and its subsidiaries for the fiscal year ended December 31, 2001. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, to be the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that the selection of the auditors be submitted for ratification by the stockholders at the Annual Meeting.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

     The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 2002.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between the Company and the Manager

     The Manager is a wholly owned subsidiary of BlackRock, Inc. BlackRock, Inc. is 70% owned by PNC Bank, National Association, which is itself a wholly owned subsidiary of PNC Financial Services Group, Inc. The Manager, subject to the supervision of the Board of Directors, is responsible for the day-to-day operations of the Company pursuant to a Management Agreement. The Management Agreement was extended in March 2002 for a term of one year. The following table summarizes all compensation, fees and other benefits (including reimbursement of out-of-pocket expenses) that the Manager may earn or receive under the terms of the Management Agreement.


   Recipient          Payor                                       Amount
--------------------------------------------------------------------------------------------------------------------------
Manager            Company         Base management fee equal to a percentage of the average invested assets by rating category of the Company (1)
Manager            Company         Incentive compensation based on the amount, if any, by which the Company's GAAP earnings exceed a hurdle rate
Manager            Company         Out-of-pocket expenses of Manager paid to third parties (2)

(1) The base management fee is equal to 1% per annum of average invested assets rated less than BB- or not rated, 0.75% of average invested assets rated BB- through BB+, and 0.20% of average invested assets rated above BB+. In order to coincide with the increased scale of the Company, effective July 1, 2001, the Manager reduced the base management fee from 0.35% of average invested assets rated above BB+.

(2)   The Manager may engage PNC Bank, Midland Loan Services, Inc.
      ("Midland"), a wholly owned subsidiary of PNC Bank, or unaffiliated third parties to conduct due diligence with respect to potential portfolio investments and to provide certain other services.
      Accordingly, a portion of the out-of-pocket expenses may be paid to PNC Bank or Midland in such capacities. The Company's guidelines require the contract for such engagement to be conducted at arm's length, as evidenced by documentation provided by the Manager to the Board of Directors. PNC Bank and Midland are paid fees and out-of-pocket expenses as would customarily be paid to unaffiliated third parties for such services.

     The base management fee is intended to compensate the Manager for its costs in providing management services to the Company. The Board of Directors of the Company may adjust the base management fee with the consent of the Manager in the future if necessary to align the fee more closely with the costs of such services.

     Prior to July 1, 2001, the Manager was entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of
(A) 25% of the dollar amount by which (1)(a) Funds From Operations of the Company (before the incentive fee) per share of common stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of common stock (based on the weighted average number of shares outstanding), exceed
(2) an amount equal to (a) the weighted average of the price per share of the initial offering and the prices per share of any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus three and one-half percent per annum (expressed as a quarterly percentage) multiplied by (B) the weighted average number of shares of common stock outstanding during such quarter. Notwithstanding the foregoing, accrual and payment of any portion of the incentive compensation that is attributable to net capital gains of the Company will be delayed to the extent, if any, required by the Investment Advisors Act of 1940, as amended. "Funds From Operations" as defined by the National Association of Real Estate Investment Trusts means net income computed in accordance with generally accepted accounting principles ("GAAP") excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.

     Effective July 1, 2001, the Manager revised the hurdle rate applicable to the incentive fee from 3.5% over the ten-year U.S. Treasury Rate, to the greater of 3.5% over the ten-year U.S. Treasury Rate or 9.5% on the adjusted issue price of the Common Stock. Additionally, on March 25, 2002, the Management Agreement was extended for one year through March 27, 2003, with the unanimous approval of the unaffiliated directors, on terms similar to the prior agreement with the following changes: (i) the incentive fee calculation would be based upon GAAP earnings instead of funds from operations, (ii) the removal of the four year period to value the Management Agreement in the event of termination and (iii) subsequent renewal periods of the Management Agreement would be for one year instead of two years.

     For the year ended December 31, 2001, the Company paid the Manager $7,780,000 in base management fees and $3,328,000 in incentive compensation. In accordance with the provisions of the Management
Agreement, the Company recorded reimbursements to the Manager of $216,000 for certain expenses incurred on behalf of the Company by the Manager during 2001.

     For the year ended December 31, 2001, the Company paid the Manager $144,000 pursuant to the terms of an administration agreement between the Manager and the Company. Under the terms of the administration agreement, the Manager provides financial reporting, audit coordination and accounting oversight services. The Company pays the Manager a monthly administrative fee at an annual rate of 0.06% of the first $125 million of average net assets, 0.04% of the next $125 million of average net assets and 0.03% of average net assets in excess of $250 million subject to a minimum annual fee of $120,000.

Relationship Between the Manager and the Company Directors and Executive
Officers

     In addition to being Chairman of the Board of Directors of the Company, Laurence D. Fink is Chairman of the Board and Chief Executive Officer of the Manager. Hugh R. Frater is a Managing Director of the Manager as well as President and Chief Executive Officer of the Company. Richard M. Shea is a Managing Director of the Manager in addition to his position as Chief Operating Officer and Chief Financial Officer of the Company. Similarly, each of the Company's executive officers also serves as an officer of the Manager.

Other Material Transactions Between the Company and the Manager

     In March 2001, the Company purchased twelve certificates each representing a 1% interest in different classes of Owner Trust NS I Trust ("Owner Trusts") for an aggregate investment of $37,868,000. These certificates were purchased from PNC Bank. The assets of the Owner Trusts consist of commercial mortgage loans originated or acquired by an affiliate of PNC. The Company entered into a $50,000,000 committed line of credit from PNC Funding Corp. to borrow up to 95% of the fair market value of the Company's interest in the Owner Trusts. As of December 31, 2001, there was $13,885,000 borrowed under this line of credit. The Company earned $1,468,000 from the Owner Trusts and paid interest of approximately $849,000 to PNC Funding Corp. as interest on borrowings under a related line of credit for year ended December 31, 2001. During 2001, the Company sold four Owner Trusts.

     On July 20, 2001, the Company entered into a $50 million commitment to acquire shares in Carbon Capital, Inc. ("Carbon"), a private commercial real estate income opportunity fund managed by the Manager. The Company does not pay the Manager management or incentive fees through Carbon. On November 7, 2001 the Company received a capital call notice to fund a portion of its Carbon investment. The total amount of the capital call was $8,784,000, which was paid on November 19, 2001. The proceeds were used by Carbon to acquire three commercial loans all of which are secured by office buildings. The Company's remaining commitment is $41,216,000. On December 31, 2001, the Company owned 32.5% of the outstanding shares of Carbon, and the Manager, its affiliates, officers, directors and employees collectively own 5% of the outstanding shares of Carbon. In March 2002, Carbon obtained additional commitments from unaffiliated institutional investors, while the Company's commitment remained unchanged. Accordingly, the Company's ownership was reduced from 32.5% to 18.8%.

     At the time of the Core-Cap merger, the Manager agreed to pay GMAC Mortgage Asset Management, Inc. ("GMAC") $12,500,000 over a ten-year period ("Installment Payment"). The Company agreed that should it terminate the Manager without cause, the Company would pay to the Manager an amount equal to the Installment Payment less the sum of all payments made by the Manager to GMAC. As of December 31, 2001, the installment payment would be $11,000,000 payable over nine years.

                             PERFORMANCE GRAPH

     The following graph compares the change in the Company's stockholder cumulative total return on the common stock for the period March 24, 1998, which was the first day the Company's common stock traded on the NYSE, through December 31, 2001, with the changes in the Standard & Poor's 500 Stock Price Index (the "S&P 500"), the Standard & Poor's REIT Index (the "S&P REIT") and the Nasdaq Composite Index ("NASDAQ"), for the same period, assuming an investment of $100 for the common stock and each index, for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. The following information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.

     [Graph demonstrating comparative stockholder returns omitted from this filing.]

                                 12/31/98   12/31/99   12/29/00   12/31/01

ANTHRACITE.....................    55.6        55.9      79.2      126.8
S&P 500 INDEX..................   113.4       137.4     124.9      111.3
S&P REIT INDEX.................    80.6        76.4      98.6      113.1
NASDAQ COMPOSITE INDEX.........   120.6       224.5     136.5      110.2


                            FINANCIAL STATEMENTS

     The Company will furnish, without charge, a copy of the Company's most recent Annual Report to any stockholder upon request. Written requests should be directed to 40 East 52nd Street, New York, New York 10022,
Attention: Corporate Secretary. Telephone requests should be directed to 212-409-3333.

                            INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $262,000.


Financial Information Systems Design and Implementation

Deloitte did not provide the Company with any professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above, for the fiscal year ended December 31, 2001 were $92,000, primarily for income tax return preparation and related consultations, acquisition transactions, equity offerings and assistance. The Company's Audit Committee has determined that the provision of these services is compatible with maintaining Deloitte's independence.

               STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Company's Annual Meeting of Stockholders in 2003 must be in writing and must be received by the Secretary of the Company at its executive offices on or before December 18, 2002 in order to be considered for inclusion in the 2003 proxy statement and proxy. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be in writing and must be received by the Secretary of the Company at its executive offices on or before February 14, 2003. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than March 21, 2003 and not earlier than January 15, 2003.

                               OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly comes before the Annual Meeting, including a proposal omitted from this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

                                         By Order of the Board of Directors


                                         /s/ Laurence D. Fink
                                         Laurence D. Fink
                                         Chairman

New York, New York
April 17, 2002